Exhibit 5.1

August 20, 2015

Giga-tronics Incorporated 4650 Norris Canyon Road

San Ramon, CA 94583

Re: Registration Statement on Form S-3, Registration No. 205051

Ladies and Gentlemen:

We represent Giga-tronics Incorporated, a California corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) 3,956,456 shares of the Company’s common stock, no par value (“Common Stock”), including 1,010,034 shares of Common Stock currently held by Alara Capital AVI II, LLC (“Alara”) (the “Outstanding Shares”) and 2,946,422 shares of Common Stock that Alara has the right to acquire, consisting of 999,700 shares issuable upon conversion of 9,997 outstanding shares of the Company’s Series B Convertible Voting Perpetual Preferred Stock (“Series B Preferred Stock”), 342,465 shares issuable upon conversion of 3,424.65 outstanding shares of the Company’s Series C Convertible Voting Perpetual Preferred Stock (“Series C Preferred Stock”), 511,186 shares issuable upon conversion of 5,111.86 shares of the Company’s Series D Convertible Voting Perpetual Preferred Stock (“Series D Preferred Stock”) and 1,093,071 shares issuable upon the exercise of the Company’s outstanding warrants (the “Warrants”) to purchase Common Stock, and (ii) the preferred stock purchase rights (the “Rights”) attached to each share of Common Stock. The Common Stock issuable upon the conversion of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock is collectively referred to herein as the “Conversion Shares” and the Common Stock issuable upon the exercise of the Warrants is referred to herein as the “Warrant Shares.”

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

We have examined

(a)     the Registration Statement and the exhibits thereto, including but not limited to the Articles of Incorporation of the Company, as currently in effect (the “Articles”), the Certificate of Determination of Series B Convertible Voting Perpetual Preferred Stock (the “Series B Certificate”), the Certificate of Determination of Series C Convertible Voting Perpetual Preferred Stock (the “Series C Certificate”), the Certificate of Determination of Series D Convertible Voting Perpetual Preferred Stock (the “Series D Certificate” and together with the Series B Certificate and the Series C Certificate, the “Certificates of Determination”), the Amended and Restated By-laws of the Company, as amended to date (the “By-laws”), that certain Investor Rights Agreement between the Company and Alara dated February 16, 2015 and that certain Amendment No. 1 to Securities Purchase Agreement and Investor Rights Agreement between the Company and Alara dated February 23, 2015 (collectively, the “Investor Rights Agreements”), and the Warrants;

(b)     the resolutions (the “Resolutions”) adopted by the Board of Directors of the Company relating to the Registration Statement; and

(c)     the Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC dated January 23, 2013; Amendment No. 1 to Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC dated June 27, 2013; and Amendment No. 2 to Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC dated February 16, 2015, (as so amended, the “Rights Agreement”), under which the Rights are granted.

We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and others, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.    The Outstanding Shares are validly issued, fully paid and nonassessable.

2.    The Conversion Shares will be validly issued, fully paid and nonassessable when each such Conversion Share shall have been duly issued upon conversion of the relevant shares of Series B, C or D Preferred Stock in accordance with the Certificate of Determination applicable to such shares of Series B, C or D Preferred Stock.

3.    The Warrant Shares will be validly issued, fully paid and nonassessable when each such Warrant Share shall have been duly issued out of the Company’s duly authorized Common Stock and delivered to the person entitled thereto against payment of the exercise price therefor in accordance with the Warrant relating to such Warrant Share.

4.    The Rights are valid and binding obligations of the Company.

For the purposes of this opinion letter, we have assumed that (i) at the time of issuance of each Conversion Share, the Articles, the applicable Certificate of Determination, the By-laws, the Investor Rights Agreements and the Resolutions will not have been modified or amended and will be in full force and effect, and (ii) at the time of issuance of each Warrant Share, the Articles, the By-laws, the Investor Rights Agreements, the Resolutions and the applicable Warrant will not have been modified or amended and will be in full force and effect.

Our opinion in paragraph 4 above is subject to the following limitations:

(i)     the enforceability of the Company’s obligations with respect to the Rights may be subject to the effect of bankruptcy and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing;

(ii)     this opinion does not address the determination a court of competent jurisdiction may make regarding whether the board of directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time;

(iii)     we have assumed that the Company’s board members have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the rights agreement and amendments thereto; and

(iv)     the opinion addresses the Rights and the Rights Plan as amended in their entirety, and it is not settled whether the invalidity of any particular provision of a rights plan or of rights issued thereunder would result in invalidating such rights in their entirety.

This opinion letter is limited to the General Corporation Law of the State of California, including all applicable statutory provisions and reported judicial decisions interpreting these laws. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sheppard Mullin Richter & Hampton LLP

Sheppard Mullin Richter & Hampton LLP